Exhibit 99.3









INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.





February 22, 2000

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


ASSETS                                                   1999           1998

CASH AND CASH EQUIVALENTS                           $  1,237,294   $    804,739

ACCOUNTS RECEIVABLE  (includes $42,671 and
  $6,925 due from related party in 1999 and
  1998, respectively)                                    171,996         97,104

PREPAID EXPENSES                                          14,948         12,332

INVESTMENT PROPERTY:
  Land                                                 1,946,169      1,946,169
  Buildings and improvements                           8,654,403      8,601,373
                                                    ------------   ------------

                                                      10,600,572     10,547,542
  Less accumulated depreciation                       (5,271,378)    (5,010,424)
                                                    ------------   ------------

                                                       5,329,194      5,537,118

DEFERRED EXPENSES - At amortized cost                    118,876        111,293
                                                    ------------   ------------

TOTAL                                               $  6,872,308   $  6,562,586
                                                    ============   ============


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses             $     79,070   $    186,291
  Accrued real estate taxes                              185,415        180,361
  Refundable tenant deposits                             145,711        131,577
  Mortgage note payable                                1,125,002      1,149,701
                                                    ------------   ------------

           Total liabilities                           1,535,198      1,647,930

PARTNERS' EQUITY                                       5,337,110      4,914,656
                                                    ------------   ------------

TOTAL                                               $  6,872,308   $  6,562,586
                                                    ============   ============


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                                 1999        1998        1997

REVENUES:
  Rental and other income                     $2,086,824  $1,851,792  $1,772,253
  Interest                                        28,990      16,073      23,406
                                              ----------  ----------  ----------

          Total revenues                       2,115,814   1,867,865   1,795,659
                                              ----------  ----------  ----------


EXPENSES:
  Interest                                        93,177     106,461     117,437
  Depreciation and amortization                  403,005     433,549     443,004
  Real estate taxes                              253,148     249,836     273,703
  Property management fees - related party       125,314     111,606     107,130
  Repairs and maintenance                        232,309     133,264     127,354
  Utilities                                      123,689     118,114     108,281
  Other operating expenses (includes $25,000
    in each year to related party)               462,718     481,894     425,619
                                              ----------  ----------  ----------


          Total expenses                       1,693,360   1,634,724   1,602,528
                                              ----------  ----------  ----------


NET INCOME                                    $  422,454  $  233,141  $  193,131
                                              ==========  ==========  ==========

NET INCOME ALLOCATION:
  General partners                            $    4,262  $   39,944  $   30,127
  Limited partners                               418,192     193,197     163,004


LIMITED PARTNERS DATA:
  Net income per unit                         $    27.55  $    12.72  $    10.74
                                              ==========  ==========  ==========

  Cash distributions - investment income
    per unit                                  $     --    $    12.72  $    10.74
                                              ==========  ==========  ==========

  Cash distributions - return of capital
    per unit                                  $     --    $    12.28  $     8.01
                                              ==========  ==========  ==========

  Weighted average limited partnership
    units outstanding                             15,180      15,180      15,180
                                              ==========  ==========  ==========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                           Limited      General
                                          Partners      Partners        Total

BALANCE (DEFICIT), JANUARY 1, 1997      $ 5,314,386   $   (87,894)  $ 5,226,492

  Net income                                163,004        30,127       193,131

  Cash distributions                       (284,625)      (31,665)     (316,290)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1997      5,192,765       (89,432)    5,103,333

  Net income                                193,197        39,944       233,141

  Cash distributions                       (379,625)      (42,193)     (421,818)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1998      5,006,337       (91,681)    4,914,656

  Net income                                418,192         4,262       422,454
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1999    $ 5,424,529   $   (87,419)  $ 5,337,110
                                        ===========   ===========   ===========


See notes to financial statements.


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------------------

                                                         1999          1998          1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $   422,454   $   233,141   $   193,131
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                       366,063       395,206       405,604
      Amortization of deferred expenses                   36,942        38,343        37,400
      Net changes in accounts affecting operations:
        Accounts receivable                              (74,892)       17,934        60,287
        Prepaid expenses                                  (2,616)       (1,812)          302
        Deferred expenses                                (44,525)      (88,341)      (34,452)
        Accounts payable and accrued expenses           (107,221)       78,082        (1,296)
        Accrued real estate taxes                          5,054        (4,575)       14,238
        Refundable tenant deposits                        14,134        11,560         5,146
                                                     -----------   -----------   -----------

          Net cash provided by operating activities      615,393       679,538       680,360
                                                     -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                  (158,139)     (270,969)     (231,208)
                                                     -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                            --        (421,818)     (316,290)
  Payments on mortgage note payable                      (24,699)      (47,299)      (64,800)
                                                     -----------   -----------   -----------

          Net cash used in financing activities          (24,699)     (469,117)     (381,090)
                                                     -----------   -----------   -----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                            432,555       (60,548)       68,062

CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                                   804,739       865,287       797,225
                                                     -----------   -----------   -----------

CASH AND CASH EQUIVALENTS, END OF YEAR               $ 1,237,294   $   804,739   $   865,287
                                                     ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid for interest               $   101,625   $    98,013   $   117,437
                                                     ===========   ===========   ===========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons) which generated 47.7% of rental and other income for the year ended December 31, 1999, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 52.3% of rental and other income for the year ended December 31, 1999.

      The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza. The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $90,260 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $20,833 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS

      Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

      In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time.
      Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $121,143, $111,606 and $16,870 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $25,000 in 1999 and 1998 and $4,167 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

      Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

      Deferred expenses consist of lease fees amortized over the terms of their respective leases.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999 accounts receivable include approximately $48,000 ($39,000 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

      Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

      For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and
      (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

      The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

3.    MORTGAGE NOTE PAYABLE

      Mortgage note payable at December 31 consists of the following:

                                                              1999        1998

      Note  payable to bank,  principal  due in monthly
        installments  of $1,900  plus interest at 3% over
        the thirty-day  LIBOR rate (8.83% at December 31,
        1999) to July 2000 when remaining principal is
        due                                               $1,125,002  $1,149,701
                                                          ==========  ==========

      Management intends to refinance the note payable under similar terms by extending the due date.

      The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $2,895,000 at December 31, 1999.

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

         2000                                               $1,660,000
         2001                                                1,278,000
         2002                                                  789,000
         2003                                                  421,000
         2004                                                  225,000
         Thereafter                                            215,000
                                                            ----------

             Total                                          $4,588,000
                                                            ==========

      In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues were not significant for the years ended December 31, 1999, 1998 and 1997.

5.    FEDERAL INCOME TAX STATUS

      The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                     Financial          Income
                                                     Statement            Tax

      1999:
        Net income                                  $  422,454         $ 343,949
        Partners' equity                             5,337,110         6,418,634

      1998:
        Net income (loss)                           $  233,141        $ (45,152)
        Partners' equity                             4,914,656         6,074,685

      1997:
        Net income (loss)                           $  193,131        $ (59,230)
        Partners' equity                             5,103,333         6,541,529

6.    BUSINESS SEGMENTS (IN THOUSANDS)

      The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property write-downs and interest income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

      (In thousands)                           1999       1998       1997

      Revenues:
        Leawood Fountain Plaza              $  1,139.3 $    975.0 $    899.0
        Oak Grove Commons                        962.5      879.6      886.5
                                            ---------- ---------- ----------
                                            $  2,101.8 $  1,854.6 $  1,785.5
                                            ========== ========== ==========

      Operating profit:
        Leawood Fountain Plaza              $    292.1 $    139.5 $     63.4
        Oak Grove Commons                        312.4      134.6      177.3
                                            ---------- ---------- ----------
                                            $    604.5 $    274.1 $    240.7
                                            ========== ========== ==========

      Capital expenditures:
        Leawood Fountain Plaza              $    106.7 $     74.7 $     90.9
        Oak Grove Commons                         51.4      196.3      140.3
                                            ---------- ---------- ----------
                                            $    158.1 $    271.0 $    231.2
                                            ========== ========== ==========

      Depreciation and amortization:
        Leawood Fountain Plaza              $    219.3 $    287.6 $    289.3
        Oak Grove Commons                        198.0      248.3      256.1
                                            ---------- ---------- ----------
                                            $    417.3 $    535.9 $    545.4
                                            ========== ========== ==========

      Assets:
        Leawood Fountain Plaza              $  2,998.2 $  4,674.1
        Oak Grove Commons                      3,498.6    3,818.8
                                            ---------- ----------
                                            $  6,496.8 $  8,429.9
                                            ========== ==========

      Reconciliations of segment data to the Partnership's consolidated data follow:

      (In thousands)                            1999       1998       1997

      Revenues:
        Segments                             $  2,101.8 $  1,854.6 $  1,785.5
        Corporate and other                        14.0       13.3       10.2
                                             ---------- ---------- ----------
                                             $  2,115.8 $  1,867.9 $  1,795.7
                                             ========== ========== ==========

      Net income (loss):
        Segments                             $    604.5 $    274.1 $    240.7
        Other income (expense)                     14.0       13.0        8.4
        General and administrative expenses      (196.0)     (54.0)     (55.8)
                                             ---------- ---------- ----------
                                             $    422.5 $    233.1 $    193.3
                                             ========== ========== ==========

      Depreciation and amortization:
        Segments                             $    417.3 $    535.9 $    545.4
        Corporate and other                       (14.3)    (102.4)    (102.4)
                                             ---------- ---------- ----------
                                             $    403.0 $    433.5 $    443.0
                                             ========== ========== ==========

      Assets:
        Segments                             $  6,496.8 $  8,492.9
        Corporate and other                       375.5   (1,930.3)
                                             ---------- ----------
                                             $  6,872.3 $  6,562.6
                                             ========== ==========


                                   * * * * * *

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)


SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1999, 1998 AND 1997
----------------------------------------------------------------------------------------------------------------------

The  reconciliation of partners' equity (deficit)  between financial  statements and income tax basis is as follows:
                                                                                         December 31, 1999
                                                                            ------------------------------------------
                                                                               Limited        General
                                                                               Partners      Partners         Total

Balance per statement of partners' equity (deficit)                         $  5,424,529   $    (87,419)  $  5,337,110

Add:
  Selling commissions and other offering costs not deducted for income tax
    purposes                                                                   1,822,322                     1,822,322

  Prepaid rents included in income for income tax purposes                        12,828            131         12,959

  Writedown of investment property not recognized for income tax purposes      3,050,874         31,126      3,082,000
                                                                            ------------   ------------   ------------

                                                                              10,310,553        (56,162)    10,254,391

Less:
  Excess depreciation deducted for income tax purposes                         3,739,787         38,138      3,777,925

  Insurance premiums deducted for income tax purposes                              9,729             99          9,828

  Rent concessions not recognized for income tax purposes                         47,520            484         48,004
                                                                            ------------   ------------   ------------

Balance (deficit) per tax return                                            $  6,513,517   $    (94,883)  $  6,418,634
                                                                            ============   ============   ============


                                                                                        December 31, 1998
                                                                            ------------------------------------------
                                                                                Limited       General
                                                                               Partners      Partners         Total

Balance per statement of partners' equity (deficit)                         $  5,006,337   $    (91,681)  $  4,914,656

Add:
  Selling commissions and other offering costs not deducted for income tax
    purposes                                                                   1,822,322                     1,822,322

  Prepaid rents included in income for income tax purposes                         1,421             14          1,435

  Writedown of investment property not recognized for income tax purposes      3,050,874         31,126      3,082,000
                                                                            ------------   ------------   ------------

                                                                               9,880,954        (60,541)     9,820,413

Less:
  Excess depreciation deducted for income tax purposes                         3,661,858         37,347      3,699,205

  Insurance premiums deducted for income tax purposes                              7,139             72          7,211

  Rent concessions not recognized for income tax purposes                         38,919            393         39,312
                                                                            ------------   ------------   ------------

Balance (deficit) per tax return                                            $  6,173,038   $    (98,353)  $  6,074,685
                                                                            ============   ============   ============


                                                                                        December 31, 1997
                                                                             -----------------------------------------
                                                                               Limited       General
                                                                               Partners      Partners         Total

Balance per statement of partners' equity (deficit)                         $  5,192,765   $    (89,432)  $  5,103,333

Add:
  Selling commissions and other offering costs not deducted for income tax
    purposes                                                                   1,822,322                     1,822,322

  Prepaid rents included in income for income tax purposes                        (1,087)           (11)        (1,098)

  Writedown of investment property not recognized for income tax purposes      3,050,874         31,126      3,082,000
                                                                            ------------   ------------   ------------

                                                                              10,064,874        (58,317)    10,006,557

Less:
  Excess depreciation deducted for income tax purposes                         3,388,328         34,559      3,422,887

  Insurance premiums deducted for income tax purposes

  Rent concessions not recognized for income tax purposes                         41,719            422         42,141
                                                                            ------------   ------------   ------------

Balance (deficit) per tax return                                            $  6,634,827   $    (93,298)  $  6,541,529
                                                                            ============   ============   ============


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)


SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------

          Column A                           Column B                 Column C                    Column D
          --------                           --------                 --------                    --------

                                                             Initial Cost to Partnership           Costs
                                                         -------------------------------------   Capitalized
                                                                       Buildings                Subsequent to
                                            Encumbrances     Land   and Improvements   Total    Acquisition(1)


Oak Grove Commons Office/Warehouse Complex  $ 1,125,002  $   936,122  $ 4,282,447  $ 5,218,569  $   (22,652)(1)
  Downers Grove, Illinois

Leawood Fountain Plaza Office Complex
  (76% undivided interest),                                1,010,047    6,306,150    7,316,197   (1,911,542)(2)
  Leawood, Kansas                           -----------  -----------  -----------  -----------  -----------

          Total                             $ 1,125,002  $ 1,946,169  $10,588,597  $12,534,766  $(1,934,194)
                                            ===========  ===========  ===========  ===========  ===========

                                                             Column E
                                                             --------
                                                      Gross Amount at Which
                                                    Carried at Close of Period
                                             ---------------------------------------
                                                           Buildings
                                                 Land   and Improvements  Total


Oak Grove Commons Office/Warehouse Complex   $   936,122  $ 4,259,795  $ 5,195,917
  Downers Grove, Illinois

Leawood Fountain Plaza Office Complex
  (76% undivided interest),                    1,010,047    4,394,608    5,404,655
  Leawood, Kansas                            -----------  -----------  -----------

          Total                              $ 1,946,169  $ 8,654,403  $10,600,572
                                             ===========  ===========  ===========


                                             Column F      Column G    Column H      Column I
                                             --------      --------    --------      --------
                                                                                      Life on
                                                                                Which Depreciation
                                            Accumulated    Date of       Date    in Latest Income
                                           Depreciation  Construction  Acquired Statement is Computed

Oak Grove Commons Office/Warehouse
  Complex Downers Grove, Illinois           $ 2,300,744   1972, 1976   1/24/84      30 years

Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                             2,970,634   1982, 1983   2/20/85      30 years
                                            -----------

          Total                             $ 5,271,378
                                            ===========


(1) Amounts shown are net of assets written-off and the following writedowns:

    Oak Grove Commons Office/Warehouse
      Complex                               $   693,000
    Leawood Fountain Plaza Office Complex     2,389,000

(Continued)

NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)


SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
---------------------------------------------------------------------------------------

                                                 1999            1998           1997

(A) Reconciliation of amounts in Column E:

        Balance at beginning of period       $ 10,547,542   $ 10,393,196   $ 10,251,103

        Add - Cost of improvements                158,139        270,969        231,208

        Less - Cost of disposals                 (105,109)      (116,623)       (89,115)
                                             ------------   ------------   ------------

        Balance at end of period             $ 10,600,572   $ 10,547,542   $ 10,393,196
                                             ============   ============   ============

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period       $  5,010,424   $  4,731,841   $  4,415,352

        Add - Provision during the period         366,063        395,206        405,604

        Less - Depreciation on disposals         (105,109)      (116,623)       (89,115)
                                             ------------   ------------   ------------

        Balance at end of period             $  5,271,378   $  5,010,424   $  4,731,841
                                             ============   ============   ============

(C) The aggregate cost of real estate owned
        for federal income tax purposes      $ 13,682,572   $ 13,629,542   $ 13,475,196
                                             ============   ============   ============


                                                                            (Concluded)